EXHIBIT 99.1

Hutchinson Technology Provides Update on Legal and Regulatory Actions

HUTCHINSON, Minn., July 27, 2016 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (NASDAQ:HTCH) (“HTI”) today reported that it received a letter on July 26, 2016 from the Antitrust Division of the U.S. Department of Justice (“DOJ”), which has opened an investigation relating to the sale of suspension assemblies for use in hard disk drives. The DOJ’s letter stated that neither HTI nor any HTI employee is currently a subject of the DOJ investigation, but that HTI may have documents and electronic information relevant to its investigation.  HTI intends to fully cooperate with the DOJ’s investigation.

With regard to the U.S. Federal Trade Commission’s (“FTC”) review of the pending merger, HTI and TDK Corporation (“TDK”) are providing additional information to the FTC and working cooperatively with the FTC to move the review forward.  The FTC has not indicated when its review may be completed.  Additionally, HTI is engaging in contingency planning for the potential of continued delays or impediments to the pending merger.  Subject to certain conditions, the merger agreement may be terminated by HTI or TDK if the merger has not been consummated on or before November 1, 2016.

HTI will report fiscal 2016 third quarter financial results on Friday, July 29, 2016, before the open of the market.  No conference call will be held.

About Hutchinson Technology
Hutchinson Technology is a global supplier of critical precision component technologies. As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe. Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

Cautionary Note Regarding Forward-Looking Statements
This announcement contains forward-looking statements regarding the completion of the transactions contemplated by the company’s merger agreement with TDK. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in the company’s inability to consummate the transactions contemplated by the company’s merger agreement with TDK due to the failure to satisfy conditions to its completion and other risks to consummation of the transaction and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:
Chuck Ives
Hutchinson Technology Inc.
320-587-1605

MEDIA CONTACT:
Connie Pautz
Hutchinson Technology Inc.
320-587-1823